EXHIBIT 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE MARCH 14, 2011	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS RECEIVES SUSPENSION NOTICE FROM U.S. DEPARTMENT OF THE AIR FORCE

Eden Prairie, Minn., March 14, 2011 – MTS Systems Corporation (NASDAQ: MTSC) today reported that it was notified by the U.S. Department of the Air Force that it has been suspended from U.S. federal government contracting and from directly or indirectly receiving the benefits of federal assistance programs.  The suspension is temporary pending any ensuing legal proceedings and MTS has 30 calendar days to submit a response.  MTS is cooperating fully and may continue to perform its existing government contracts.  An extended suspension or debarment from contracting with the U.S. federal government could have a material adverse effect on MTS’ business.

The suspension relates to MTS’ failure, since 2008, to disclose in its Online Representations and Certifications Application (ORCA) that it had pled guilty to two misdemeanors in regard to making false statements related to export matters.  As reported in the company’s Form 10-Q filed on February 3, 2011, in January 2011, the Company was informed that the United States Department of Commerce and the United States Attorney’s Office for the District of Minnesota were investigating whether MTS had accurately certified to a certain Federal Acquisition Regulation (FAR) since March 2008.

“This is an important matter that MTS takes very seriously,” said Laura B. Hamilton, CEO and chair.  “We are in full cooperation with the government and intend to expeditiously take appropriate action to address the agencies’ concern and seek a prompt resolution.”

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010. Additional information on MTS can be found on the worldwide web at  http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.